Exhibit 99.1

News Release

Media contact:	Investor Relations contact:
Nicole Alexander	Sidney E. Anderson
+1.316.676.3212	+1.316.676.8014
nicole_alexander@hawkerbeechcraft.com www.hawkerbeechcraft.com

Hawker Beechcraft Acquisition Company, LLC Announces 2009 Financial Results

WICHITA, Kan. (Feb. 9, 2010) – Hawker Beechcraft Acquisition Company, LLC (the Company) reported sales of $3.2 billion and an operating loss of $712.0 million for the 12 months ended Dec. 31, 2009, compared to sales of $3.5 billion and an operating income of $140.3 million for the same period in 2008. In addition to lower sales, the Company’s 2009 operating income was impacted by significant non-cash impairment and other charges totaling $726.4 million recorded during the third quarter 2009. Despite the lower operating income, cash flow from operations for 2009 was $177.1 million compared to cash consumed in operations of $69.0 million in 2008.

2009 sales were affected by lower volume in the Company’s Business & General Aviation (B&GA) segment as a result of weakness in the general aviation market throughout the year. B&GA sales for 2009 were $2.3 billion, compared to $2.8 billion in 2008. The Company delivered 309 business and general aviation aircraft during 2009, consisting of 98 jet, 155 turboprop and 56 piston aircraft. This compares to 441 deliveries during 2008. Details of the deliveries in the fourth quarter and for full year 2009, along with the comparable periods in 2008, are included in the Appendix.

Trainer Aircraft segment sales were $531.3 million for 2009, compared to $338.2 million in 2008. The $193.1 million increase was the result of increased production volume in support of higher trainer aircraft deliveries. Volume in 2008 was impacted by the previously disclosed June 2008 suspension of deliveries, pending resolution of quality issues with a supplier’s component. Deliveries resumed in January 2009.

Sales in the Company’s Customer Support segment for 2009 were $438.3 million, compared to $522.8 million in 2008. In addition to lower general aviation aircraft usage as a result of recent economic conditions, Customer Support segment sales were also impacted by the sale of the Company’s fuel and line operations during 2008. 2008 sales included $48.5 million related to the fuel and line operations subsequently sold.

The $712.0 million operating loss for 2009 was heavily impacted by $726.4 million of impairment and other charges recorded during the third quarter. Excluding these charges, operating income was $14.4 million for 2009. The decline, compared to the prior year operating income of $140.3 million, is primarily due to the downturn in the B&GA segment as a result of the overall economic conditions.

The Appendix includes a presentation of adjusted earnings before interest, tax, depreciation and amortization (Adjusted EBITDA). Adjusted EBITDA is a non-GAAP measure the Company believes is useful in evaluating the ability of issuers of “high-yield” securities to meet their debt service obligations. This measure is not intended as a substitute for an evaluation of results under GAAP and has been reconciled to its closest GAAP measure, Income Before Tax, in the Appendix. Adjusted EBITDA, as presented, was $127.3 million for 2009.

On Dec. 14, 2009, the Company provided 2009 earnings guidance of an operating loss range of $725.0 million to $740.0 million and Adjusted EBITDA range, determined on the same basis as presented in the Appendix, of $95.0 million to $110.0 million. The Company’s 2009 net operating loss and Adjusted EBITDA were better than the prior guidance due primarily to better than expected performance in a number of areas, including final aircraft delivery volume.

Cash flow from operations was $177.1 million for the full year 2009, compared to cash consumed of $69.0 million in 2008. The favorable cash performance was despite lower overall earnings and reflects sharply reduced inventory on-hand as a result of aircraft delivered during the year, as well as lower material receipts. In addition, improved inventory management and ongoing cost reduction efforts throughout the Company favorably impacted operating cash flow.

The Company’s cash balance at Dec. 31, 2009, was $568.8 million. Subsequent to year end, the Company used a portion of its cash balance to fully repay the $235.0 million previously borrowed under its revolving credit facility. The revolving credit facility remains available for future borrowings as needed.

Backlog at Dec. 31, 2009, was $3.4 billion, compared to $6.6 billion at Sept. 27, 2009, and $7.6 billion at Dec. 31, 2008, and reflects the previously disclosed cancellations received from Net Jets, Inc. during the fourth quarter of 2009.

Form 10-K and Earnings Conference Call:

The Company intends to file its 2009 Annual Report on Form 10-K with the Securities and Exchange Commission on or about Feb. 23, 2010. An earnings call to discuss the 2009 results will be held on March 4, 2010, at 9 a.m. CST. To participate, register at:

https://cossprereg.btci.com/prereg/key.process?key=PAPUUQ8TM

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special-mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The Company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The Company leads the industry with the largest number of factory-owned service centers and a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.

Appendix

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Operations (Unaudited)

(In millions)

	Year Ended December 31, 2009	Year Ended December 31, 2008
Sales:
Aircraft and parts	$3,034.3	$3,319.3
Services	164.2	227.2

Total sales	3,198.5	3,546.5

Cost of sales:
Aircraft and parts	2,894.3	2,824.9
Services	142.3	192.0

Total cost of sales	3,036.6	3,016.9

Gross profit	161.9	529.6

Restructuring, net	34.1	—
Definite-lived asset impairment	74.5	—
Goodwill and indefinite-lived intangible asset impairment	448.3	—
Selling, general and administrative expenses	209.7	279.1
Research and development expenses	107.3	110.2

Operating (loss) income	(712.0)	140.3

Interest expense	154.6	205.9
Interest income	(1.2)	(8.5)
Gain on debt repurchase, net	(352.1)	—
Other (income), net	(1.6)	(3.8)

Non-operating (income) expense, net	(200.3)	193.6

(Loss) before taxes	(511.7)	(53.3)

(Benefit from) provision for income taxes	(60.7)	102.5

Net (loss)	$(451.0)	$(155.8)

Net income attributable to non-controlling interest	0.3	1.4

Net loss attributable to parent company	$(451.3)	$(157.2)

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Financial Position (Unaudited)

(In millions)

	As of December 31, 2009	As of December 31, 2008
Assets
Current assets
Cash and cash equivalents	$568.8	$377.6
Accounts and notes receivable, net	126.4	103.0
Unbilled revenue	38.8	35.9
Inventories, net	1,298.9	1,782.3
Current deferred income tax asset, net	25.1	—
Prepaid expenses and other current assets	19.0	32.5

Total current assets	2,077.0	2,331.3

Property, plant and equipment, net	549.8	641.8
Goodwill	259.5	599.6
Intangible assets, net	809.6	1,049.5
Other assets, net	51.9	65.4

Total assets	$3,747.8	$4,687.6

Liabilities and Equity
Current liabilities
Notes payable, revolver, and current portion of long-term debt	310.2	126.6
Advance payments and billings in excess of costs incurred	328.4	507.4
Accounts payable	215.2	404.3
Accrued salaries and wages	47.6	56.6
Current deferred income tax liability, net	—	19.4
Accrued interest payable	15.0	25.9
Other accrued expenses	231.0	272.6

Total current liabilities	1,147.4	1,412.8

Long-term debt	2,054.0	2,364.2
Accrued pension benefits	296.3	310.8
Other long-term liabilities	92.3	140.1
Non-current deferred income tax liability, net	35.6	24.4

Total liabilities	3,625.6	4,252.3

Equity
Paid-in capital	1,000.1	996.8
Accumulated other comprehensive loss	(274.1)	(409.3)
Retained deficit	(607.7)	(156.4)

Total equity attributable to parent company	118.3	431.1

Non-Controlling Interest	3.9	4.2

Total equity	122.2	435.3

Total liabilities and equity	$3,747.8	$4,687.6

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Cash Flow (Unaudited)

(In millions)

	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows from operating activities:
Net loss attributable to parent company	$(451.3)	$(157.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	91.0	85.6
Amortization of intangible assets	62.2	73.3
Amortization of debt issuance costs	12.6	9.6
Amortization of original issue discount	0.5	—
Amortization of deferred compensation	0.3	4.0
Stock-based compensation	3.3	7.6
Current and deferred income taxes	(34.0)	101.1
Loss on sale of property, plant and equipment	—	0.9
Gain on repurchase of long-term debt, net of write-off of debt issuance costs	(352.1)	—
Inventory impairments	70.7	—
Definite-lived asset impairment	95.9	—
Goodwill and other indefinite-lived intangible impairment charges	448.3	—
Pension curtailment	5.5
Non-cash interest expense	13.3	—

Changes in assets and liabilities:
Accounts receivable, net	(23.4)	(23.1)
Unbilled revenue, advanced payments and billings in excess of costs incurred	(181.9)	(45.6)
Inventories, net	583.0	(280.0)
Prepaid expenses and other current assets	10.5	7.5
Accounts payable	(189.1)	80.7
Accrued salaries and wages	(9.0)	(3.9)
Other accrued expenses	(47.6)	113.9
Pension and other changes, net	67.9	(36.2)
Income taxes payable	0.5	(7.6)
Collection of financing receivables not sold	—	0.4

Net cash provided by (used in) operating activities	177.1	(69.0)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(51.0)	(70.2)
Additions to computer software	(3.5)	(4.7)
Proceeds from sale of fuel and line operations, net	—	123.6
Proceeds from sale of property, plant and equipment	1.2	1.4

Net cash (used in) provided by investing activities	(53.3)	50.1

Cash flows from financing activities:
Payment of notes payable	(202.2)	(157.3)
Payment of term loan	(13.5)	(13.0)
Issuance of long-term debt	188.0	—
Debt issuance costs	(7.6)	—
Utilization of revolving credit facility	235.0	—
Proceeds from IRB funding	4.4	—
Debt repurchase	(136.7)	—

Net cash provided by (used in) financing activities	67.4	(170.3)

Effect of exchange rates on cash and cash equivalents	—	(2.7)

Net increase (decrease) in cash and cash equivalents	191.2	(191.9)
Cash and cash equivalents at beginning of period	377.6	569.5

Cash and cash equivalents at end of period	$568.8	$377.6

Hawker Beechcraft Acquisition Company, LLC

Segment Results (Unaudited)

(In millions)

	Year Ended December 31, 2009	Year Ended December 31, 2008
Sales
Business and General Aviation	$2,310.6	$2,820.6
Trainer Aircraft	531.3	338.2
Customer Support	438.3	522.8
Eliminations	(81.7)	(135.1)

Total	$3,198.5	$3,546.5

Operating (Loss) Income
Business and General Aviation	$(801.7)	$29.5
Trainer Aircraft	45.5	28.2
Customer Support	44.1	82.5
Eliminations	0.1	0.1

Total	$(712.0)	$140.3

Hawker Beechcraft Acquisition Company, LLC

Aircraft Delivery Units

	Three Months Ended		Year Ended
Business and General Aviation New Aircraft Deliveries	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Hawker 4000	12	3	20	6
Hawker 900XP	8	17	35	50
Hawker 800XP/850XP	2	4	3	15
Hawker 750	5	8	13	23
Hawker 400XP	3	16	11	35
Premier	4	8	16	31
King Airs	55	66	155	178
Pistons	21	32	56	103

Business & General Aviation Total	110	154	309	441

T-6	26	—	109	36

Total Deliveries	136	154	418	477

Hawker Beechcraft Acquisition Company, LLC

Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)

Trailing Four Quarters For The Year Ended December 31, 2009

(In millions)

	Trailing 12 Months	Quarter Ended
		December 31, 2009	September 27, 2009	June 28, 2009	March 29, 2009

(Loss) income before income taxes	$(512.3)	$(23.0)	$(756.2)	$176.6	$90.3
Income (loss) attributable to non-controlling interest	0.3	0.6	(0.3)	—	—
Interest expense, net	153.4	39.3	35.4	37.3	41.4

Operating income adjustments:
Depreciation and amortization	153.2	35.2	38.5	38.2	41.3

EBITDA	$(205.4)	$52.1	$(682.6)	$252.1	$173.0

Adjustments to EBITDA:
Exclude loss recognized on derivative instruments related to ineffective hedge activity	28.2	0.4	8.5	1.2	18.1
Exclude restructuring and pension curtailment costs recorded during the period	39.6	8.2	8.4	9.4	13.6
Exclude gain on debt repurchase	(352.1)	—	—	(175.0)	(177.1)
Exclude Goodwill and Intangible asset impairment charges	521.3	—	521.3	—	—
Exclude Other non-cash impairment charges	93.6	1.9	91.7	—	—
Exclude non-cash stock-based and deferred compensation	2.1	0.9	0.8	0.9	(0.5)

Adjusted EBITDA	$127.3 (1)	$63.5	$(51.9)	$88.6	$27.1

Adjusted EBITDA is a non-GAAP financial measure that is useful in evaluating the ability of issuers of “high-yield” securities to meet their debt service obligations. It is not intended as a substitute for an evaluation of our results as reported under GAAP and is presented for informational purposes only.

(1)	2009 loss before income tax includes charges totaling $137.1 million related to loss-making aircraft and vendor settlement charges. These charges have not been included as adjustments to the Adjusted EBITDA as presented. Had they been, Adjusted EBITDA would have been $264.3 million.